EXHIBIT 99.1

Bridgeline Software Reports Record Revenues
for the Third Quarter of Fiscal 2008

Woburn, Mass, August 7, 2008 - Bridgeline Software, Inc. (NASDAQ: BLSW), a developer of SaaS-based web application management software and award-winning web applications, today announced record results for its third fiscal quarter and nine months ended June 30, 2008.

Highlights from the third quarter of fiscal 2008 results include:

•	Achieved record revenues of $5,700,000 for the quarter ended June 30, 2008, representing a 131% increase over Bridgeline Software’s revenues of $2,469,000 for the same quarter one year earlier.

•
The Company’s customer base as of June 30, 2008 has increased to 539 customers, which is a 291% increase from 138 customers a year ago. Of the Company’s 539 customers, 365 or 68% pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.

•	Net income for the quarter ended June 30, 2008 was $67,000 versus a net loss of ($591,000) from the same three month period one year earlier.

•	EBITDA before stock compensation for the quarter ended June 30, 2008 was a record $566,000, versus an EBITDA loss of ($244,000) from the same three month period one year earlier.

•	Balance sheet remains strong with a current ratio of 2.5:1. As of June 30, 2008 the Company had over $28.4 million in total assets, and $3.1 million in total liabilities

Highlights from the first nine months of fiscal 2008 results include:

•	Revenues for the nine months ended June 30, 2008 were $15,301,000, versus revenues of $7,001,000 for the same nine month period in fiscal 2007, representing a 119% increase.

•	Net income for the nine months ended June 30, 2008 was $216,000, versus a net loss of ($1,919,000) from the same nine month period one year earlier.

•	EBITDA before stock compensation for the nine month period ended June 30, 2008 was a record $1,427,000, versus an EBITDA loss of ($543,000) from the same nine month period one year earlier.

The results highlighted above do not include revenue or income from the recent expansion acquisition of Denver-based Indigio, which was completed on July 1, 2008. Prior to the closing of the Indigio acquisition, Indigo reported unaudited annual sales of approximately $6 million and represented on-going quarterly sales of approximately $1.5 million.  Indigio had approximately 85 active customers at the time of the acquisition.

“Despite the weak economic conditions present throughout the nation, we are very pleased with our continued strong revenue growth, record customer additions, and improved profitability,” stated Thomas Massie, Chairman and Chief Executive Officer of

Bridgeline Software. “The traction and interest in our on-demand web application management software tools, iAPPS, continues to remain strong.  We believe the recent merger with Indigio will only enhance our future financial performance.”

Results of Operations for the three-months ended June 30, 2008

Bridgeline Software recorded revenue of $5.7 million in the quarter ended June 30, 2008, an increase of $3.2 million, or 131% compared to the same period of the prior year. The Company posted operating income for the quarter ended June 30, 2008, of $40,000 compared to an operating loss of ($401,000) in the same quarter of the prior year. The Company posted net income for the quarter ended June 30, 2008 of $67,000 or $0.01 per diluted share versus a net loss of ($591,000) or ($0.14) per diluted share in the same quarter of the previous year.

Results of Operations for the nine-months ended June 30, 2008

Bridgeline Software recorded revenue of $15.3 million for the nine months ended June 30, 2008, an increase of $8.3 million, or 119% compared to the same period of the prior year. The Company posted operating income for the nine months ended June 30, 2008, of $165,000 compared to an operating loss of ($1,043,000) for same period of the prior year. The Company posted net income for the nine months ended June 30, 2008 of $216,000 or $0.02 per diluted share versus a net loss of ($1,919,000) or ($0.45) per diluted share in the same period of the previous year.

Recurring Revenue Trends

Of the Company’s 539 customers as of June 30, 2008, 365 or 68% pay Bridgeline Software a monthly subscription fee or a monthly managed service fee. Recurring revenue is revenue from customers who pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.

Recurring revenues for the quarter ended June 30, 2008 were $685,000, which would be $2.7 million on an annualized basis.  This compares to recurring revenues in the prior year period of $169,000 or $676,000 on an annualized basis, and represents a year over year increase of 305%.  Annualized figures are derived by multiplying the actual results for the quarter by four.

Bridgeline Software’s retention rate of such clients during the quarter ended June 30, 2008 was 93%.

	Q307	Q308
Annualized Recurring Revenues	$676,000	$2,740,000
Sequential Growth from fiscal Q208		22%
Year over Year Growth %		305%
Retention Rate		93%

Bridgeline Software, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenue	$5,700	$2,469	$15,301	$7,001
Cost of revenue	2,631	1,147	7,112	3,303
Gross profit	3,069	1,322	8,189	3,698
Operating expenses:
Sales and marketing	1,658	692	4,397	2,269
General and administrative	993	710	2,517	1,700
Research & development	108	206	406	552
Depreciation & amortization	270	115	704	220
Total operating expenses	3,029	1,723	8,024	4,741
Income / (loss) from operations	40	(401)	165	(1,043)
Interest income (expense)	27	(190)	51	(876)
Income / (loss) before income taxes	67	(591)	216	(1,919)
Income taxes	—	—	—	—
Net income / (loss)	$67	$(591)	$216	$(1,919)

Net income / (loss) per share:
Basic	$0.01	$(0.14)	$0.02	$(0.45)
Diluted	$0.01	$(0.14)	$0.02	$(0.45)

Number of weighted average shares:
Basic	9,489,159	4,282,928	9,139,356	4,277,714
Basic and Diluted	9,598,777	4,282,928	9,261,419	4,277,714

EBITDA results (Note 1)
Add:
Interest expense	$15	$180	$47	$866
Depreciation and amortization	336	79	829	246
Stock-based compensation	148	88	335	264
EBITDA before stock compensation and other non-recurring charges	566	(244)	1,427	(543)

EBITDA per diluted share	$0.06	$-0.06	$0.23	$-0.13

Note 1: EBITDA before stock compensation is a Non-GAAP Financial Measurement. We use earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). We define EBITDA before stock compensation as net income before interest, taxes, depreciation, amortization and stock-based compensation. We present EBITDA before stock compensation because we consider it an important supplemental measure of our performance by adjusting net income or loss primarily for non-cash and other non-recurring charges. Because the use of EBITDA before stock compensation facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business. In addition, we believe this measure provides the investor with an accurate measure of our ability to meet our future cash flow requirements.

Bridgeline Software, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands except per share data)

	June 30, 2008	September 30, 2007
Assets
Current assets:
Cash and cash equivalents	$2,274	$5,219
Accounts receivables and other current assets	5,108	3,439
Total current assets	7,382	8,658

Other assets	1,826	1,234
Intangible assets, net	2,177	1,441
Goodwill	16,972	14,426

Total assets	$28,357	$25,759

Liabilities and stockholders’ equity Current liabilities:
Current liabilities and accrued expenses	2,987	2,719
Total current liabilities	2,987	2,719

Other liabilities	152	165
Total liabilities	3,139	2,884
Stockholders’ equity: Preferred stock - $0.001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock - $.001 par value; 20,000,000 shares authorized, 9,489,159 and 8,648,950 shares issued and outstanding, respectively	10	9
Additional paid-in capital	31,121	28,908
Accumulated other comprehensive income	(70)	18
Accumulated deficit	(5,843)	(6,060)
Total stockholders’ equity	25,218	22,875

Total liabilities and stockholders’ equity	$28,357	$25,759

About Bridgeline Software, Inc.

Bridgeline Software is a developer of SaaS-based web application management software and award-winning web applications that help organizations optimize business processes. The iAPPS Product Suite is an innovative SaaS solution that unifies Content Management, Analytics, eCommerce, and eMarketing capabilities – enabling business users to swiftly enhance and optimize the value of their web properties.

Combined with award-winning application development services by Microsoft Gold Certified development teams, Bridgeline Software helps customers to cost-effectively maximize the value of their rapidly changing web applications. Bridgeline Software’s teams of developers specialize in web application development, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Software is a recipient of the Inc. 500 award for America’s fastest growing companies and currently has over 600 customers ranging from middle market organizations to divisions within Fortune 1,000 companies that include: DTCC, Smithers-Oasis, Marriott International, Berkshire Life, Honeywell, PODS, Budget Rent A Car System, John Hancock, AARP, Claire’s Stores, National Financial Partners, American Dental Association, CadaretGrant & Co., PerkinElmer, UBS, JBHanauer & Co., Omgeo, William T Grant Foundation, American Academy of Pediatrics, and Partners Healthcare.

Bridgeline Software is headquartered near Boston with additional locations in Atlanta, Chicago, Cleveland, Denver, Minneapolis, New York, Washington, D.C., and Bangalore, India.  To learn more about Bridgeline Software, please visit http://www.bridgelinesw.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including the risks described in our filings with the Securities and Exchange Commission, that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

Contact:
Bridgeline Software, Inc.
Gary Cebula, Executive Vice President,
Chief Financial Officer
781-497-3002
gcebula@bridgelinesw.com